Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of March 31 , 2014 (the “Effective Date”) by and between Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company”) and Donald R. Maier (“Executive”).

BACKGROUND

WHEREAS, Executive currently serves as the Senior Vice President, Global Operations of the Company; and

WHEREAS, Executive’s January 19, 2010 offer letter from the Company provided for a three-year assignment, which was extended in January 2013; and

WHEREAS, at Executive’s request, Executive and the Company have mutually agreed that Executive’s position as the Senior Vice President, Global Operations of the Company will end on December 31, 2014 (the “Transition Date”) and that Executive will provide transition services to the Company until February 28, 2015 (the “Separation Date”), at which time Executive’s employment with the Company shall terminate; and

WHEREAS, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration the sufficiency of which Executive acknowledges, and intending to be legally bound hereby, Executive and the Company agree as follows:

TERMS AND CONDITIONS

1. Employment through Separation Date. The Company and Executive have agreed that Executive’s employment with the Company will terminate effective as of the Separation Date. As of the Transition Date, Executive shall cease to serve as Senior Vice President, Global Operations of the Company, and Executive will be deemed to have tendered his resignation from all board, officer and committee positions of the Company, its subsidiaries and its affiliates as of the Transition Date. Executive agrees to continue in employment with the Company through the Separation Date and to provide such services as the Company reasonably requests, including providing services as required with respect to his position as Senior Vice President, Global Operations of the Company through the Transition Date and providing transition assistance to the Company in connection with any Company matters with respect to which Executive has knowledge or responsibility. Executive agrees to provide such services in a professional manner and in accordance with Company policies and to cooperate with the Company, upon its reasonable request, on all such matters.

While Executive remains employed through the Separation Date, Executive shall continue to (a) receive his base salary at the rate in effect on the Effective Date in accordance with regular payroll practices, subject to applicable tax and payroll deductions, and (b) be eligible for participation in Company benefit plans applicable to similarly situated employees in accordance with the terms of the applicable plans. Unless Executive’s employment is terminated for Cause (as defined in the Change in Control Agreement (defined in Section 4 below)) or on account of death or Disability (as defined in the Change in Control Agreement) or Executive voluntarily terminates his employment on or before the Separation Date, Executive shall remain employed through the Separation Date and shall be entitled to the severance benefits as described in Section 2 below.

2. Severance Benefits. If Executive continues in employment through the Separation Date, or if Executive is terminated without Cause (as defined in the Change in Control Agreement) on or before the Separation Date, and complies with the terms and conditions set forth in this Agreement, and Executive executes and does not revoke the Release attached hereto as Appendix A within the time period specified therein, Executive shall be entitled to the following:

a. Cash Severance. Executive shall receive a lump sum amount of $206,000, which is equal to six months of Executive’s base salary at the rate in effect as of the Effective Date. This cash severance shall be paid within 30 days after the Separation Date.

b. 2014 Annual Bonus. Executive shall receive an annual cash bonus award for the 2014 calendar year (“Annual Bonus”) equal to at least $257,500. The Annual Bonus is subject to increase if Company performance exceeds 105% (“Company Performance Level”) of the Operating Plan Target used for the Company’s Management Achievement Plan (“MAP”), which increase shall be determined as follows: for each $4.25 million in excess of the Company Performance Level, Executive will receive $10,300; provided, however, that in no event will Executive receive an aggregate amount under this Section 2(b) in excess of $412,000. The Annual Bonus shall be paid within 30 days after the Separation Date. For the 2014 calendar year, Executive shall not be eligible to receive any annual bonus under any other agreement, plan or policy, including the MAP. In addition, Executive shall not be eligible to receive any annual bonus for the 2015 calendar year under any agreement, plan or policy, including the MAP. For the 2015 calendar year, Executive shall not be eligible to participate in any long term incentive plan or program.

c. Continued Medical/Prescription Drug and Dental Coverage. Provided that Executive is eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the monthly premium rate applicable to Executive and, where applicable, his spouse and dependents for COBRA coverage under the Company’s medical/prescription drug and dental plan during the six month period following the Separation Date shall be the premium rate applicable to active employees for such coverage. After six months following the Separation Date, Executive shall be responsible for paying the full COBRA premium rate for continued COBRA coverage. All such coverage shall be subject to the terms of the Company’s applicable benefit plans.

d. Life Insurance. Provided that Executive elects to continue the life insurance coverage provided to Executive as of the Separation Date during the six month period following the Separation Date, the monthly premium rate applicable to Executive under the Company’s life insurance plan shall be the premium rate applicable to active employees for such coverage. After six months following the Separation Date, Executive shall have the right to convert such coverage to an individual policy in accordance with the terms of the Company’s life insurance plan and the applicable policy.

e. Outplacement Services. The Company shall provide Executive with 12 months of outplacement services through a provider selected by the Company in order to assist Executive with his job transition after the Separation Date. Executive must commence such outplacement services by August 31, 2015. The outplacement services will continue until the earlier of Executive’s acceptance of alternative employment or a period of 12 months from the date on which Executive commences such outplacement services.

f. Miscellaneous. Payments and benefits under this Section 2 shall be referred to herein as the “Severance Benefits.” Payments under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code, under the “separation pay” or “short-term deferral” exemption set forth in the regulations under Section 409A, as applicable.

3. Other Benefits. Executive shall be entitled to his vested accrued benefits under the following employee benefit plans or programs of the Company, all of which shall be governed by the terms of the applicable plan or program and applicable law:

a. The Armstrong Nonqualified Deferred Compensation Plan.

b. The Savings and Investment Plan.

c. The Bonus Replacement Retirement Plan of Armstrong World Industries, Inc.

d. Executive’s outstanding stock options, restricted stock units and performance restricted stock units shall be exercisable or payable, as applicable, according to the terms of the applicable grant agreements, and Executive’s termination of employment shall be considered an involuntary termination without cause for purposes of such grant agreements. Nothing in this Agreement shall change or otherwise modify the terms of any such grant agreements.

4. Other Agreements. The Company and Executive agree that as of the Effective Date, the Company does not anticipate the occurrence of a Change in Control (as defined in the Change in Control Agreement between the Company and Executive dated as of October 31, 2011, as amended from time to time (the “Change in Control Agreement”)), and that Executive’s termination is not in connection with or in anticipation of a Change in Control. The Company and Executive further agree that in the event that a Change in Control occurs prior to the Separation Date, the terms and conditions of this Agreement shall not provide Executive with Good Reason (as defined in the Change in Control Agreement) to terminate employment. Notwithstanding the provisions of Section 2 of this Agreement, in the event Executive receives payments and benefits under the Change in Control Agreement, then the payments and benefits provided under Section 2 of this Agreement shall be reduced by the payments and benefits provided to Executive under the Change in Control Agreement. Notwithstanding any right of the Company to terminate the Change in Control Agreement earlier, the Change in Control Agreement shall terminate at 5:00 PM Eastern Time on the Transition Date, provided that the obligations and covenants of Executive set forth therein that survive termination of employment, including without limitation, the non-competition restriction in Section 5.1(A) of the Change in Control Agreement, the non-solicitation of customers restriction in Section 5.1(B) of the Change in Control Agreement and the non-solicitation of employees restriction in Section 5.1(C) of the Change in Control Agreement, shall remain in full force and effect.

5. Employment Termination and Separation. The Company and Executive agree that Executive’s employment with the Company shall terminate effective on the Separation Date unless Executive’s employment is terminated for Cause (as defined in the Change in Control Agreement) or on account of death or Disability (as defined in the Change in Control Agreement) or Executive voluntarily terminates his employment on or before the Separation Date. Executive also agrees that, separate and apart from any Severance Benefits and benefits described in Section 3 above, Executive is not entitled to any payments, bonuses, incentives or other benefits of any kind from the Company or any of its affiliates, except for the following: (i) wages earned based on work performed before the Separation Date, (ii) any accrued but unpaid vacation pay for the period before the Separation Date, (iii) any benefits accrued or vested under any Company sponsored employee benefit plans or programs as of the Separation Date, and (iv) reimbursement for any reasonable and necessary business travel or entertainment expenses incurred on behalf of the Company before the Separation Date to the extent that these expenses are subject to reimbursement under the Company’s policies, practices and/or procedures, as applicable. Executive acknowledges that he has been paid by the Company for all hours worked as of the date Executive signs this Agreement, including any incentive compensation, or other compensation.

6. No Re-employment. Executive expressly and specifically waives any claim for employment, re-employment, or reinstatement with the Company, and agrees not to re-apply to the Company or any of its affiliates

7. Return of Company Property. Prior to the Separation Date (or any earlier date requested by the Company), Executive shall return all Company property to the Company, including all documents and materials created or received by Executive in the course of employment with the Company, except for employment or benefits documents pertaining specifically to Executive’s employment (including but not limited to documents reflecting his compensation, benefits, or Executive’s separation).

8. Restrictive Covenants/Clawbacks. Executive acknowledges and agrees that Executive continues to be bound by the restrictive covenants contained in Section 5 of the Change in Control Agreement, including without limitation, the non-competition restriction in Section 5.1(A) of the Change in Control Agreement, the non-solicitation of customers restriction in Section 5.1(B) of the Change in Control Agreement and the non-solicitation of employees restriction in Section 5.1(C) of the Change in Control Agreement. Executive also acknowledges and agrees that Executive continues to be bound by the provisions contained in Sections 13, 16 and 20(d) of the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan and Sections 13 and 16 of the Armstrong World Industries, Inc. 2006 Long-Term Incentive Plan. Executive acknowledges and agrees that such provisions and restrictive covenants are currently effective and enforceable; and Executive agrees to comply with such provisions and restrictive covenants in all respects before and after the Separation Date. The parties agree, however, that in the event Executive returns to employment with TPG after his employment with the Company terminates, such employment with TPG will not violate any restrictive covenants, including those identified in this Section 8.

9. Non-Disparagement. Subject to Section 12 below, Executive will not take any action, or play any role in any communication, written or otherwise, that disparages, criticizes, or otherwise reflects adversely on or encourages any adverse action against the Company or its affiliates and/or the products or services of the Company or its affiliates or their officers, directors, employees or representatives.

10. Relief. Executive agrees that any breach of the terms of Section 8 or 9 of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of any such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach by Executive and/or any and all persons or entities acting for or with Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. In the event of any breach of Section 8 or 9 of this Agreement, all severance payments provided under this Agreement shall immediately cease and be forfeited except for $500, which the parties agree is valid and ongoing consideration for the remainder of this Agreement. The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Executive. Executive and the Company further agree that the restrictive covenants referenced in Section 8 are reasonable and that the Company would not have entered into this Agreement but for incorporation by reference of such covenants herein. Should a court determine, however, that any provision of these covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable and the remainder of this Agreement shall remain in full force and effect.

11. Cooperation. Executive agrees upon request to fully cooperate with the Company and its affiliates before and after Executive’s Separation Date in relation to any business, operational, regulatory, litigation or compliance issues.

12. Investigations and Related Proceedings. Nothing in this Agreement shall affect or interfere with Executive’s right to participate, cooperate, initiate a charge, assist in and make truthful statements in an investigation or proceeding involving or conducted by the Company or by any government agency, oversight board, commission, court or other regulatory or investigative body.

13. Non-Admissions. Nothing in this Agreement shall be regarded as an admission of any wrongdoing, fault, liability, or unlawful activity by Executive, the Company or any of its parents, subsidiaries, affiliated companies, predecessors and assigns, and all of their past and present officers, directors, employees, agents, successors and assigns.

14. Ceasing Payments. Notwithstanding anything in this Agreement to the contrary, Executive understands and hereby agrees that all payments under this Agreement shall cease upon the first to occur of the following, the occurrence of which will be determined by the Company in its sole discretion: (i) the Company’s discovery of Executive’s violation of any terms or conditions relating to Executive’s employment or violations of any applicable policies of the Company, including without limitation matters discovered by the Company after the date of this Agreement which, had such matters been discovered by the Company before the date of this Agreement, would have justified the Company’s termination of Executive’s employment for cause, or (ii) Executive’s violation of any terms or conditions of this Agreement.

15. Successors. This Agreement is binding on, and inures to the benefit of, Executive and the Company and their successors and assigns.

16. Governing Law. Federal or state law within the Commonwealth of Pennsylvania shall govern the validity, performance, enforcement, interpretation and any other aspect of this Agreement, notwithstanding any state’s choice of law provisions to the contrary. Executive and the Company agree that any claim of a breach of any Section of this Agreement must be brought before a court of competent jurisdiction. Executive and the Company hereby waive trial by jury in any action to enforce this Agreement. Executive and the Company further agree and acknowledge that this Agreement shall not be interpreted to render either party to be a prevailing party for any purpose, including but not limited to, an award of attorney’s fees under any statute or otherwise.

17. Complete Agreement. Except as stated in Section 8 above, this Agreement constitutes the parties’ entire agreement and cancels, supersedes, and replaces any and all prior agreements (written, oral or implied) between Executive and the Company regarding all of the subjects covered by this Agreement, other than the Change in Control Agreement as described in Sections 4 and 8 above, and neither Executive nor the Company is relying on any representation or promise that is not expressly stated in this Agreement. No changes to this Transition Agreement can be effective except by another written agreement signed by Executive and by the Company’s Vice President of Human Resources, President or Chief Executive Officer.

[Signature Page to Follow]

Date Signed: March 31, 2014	By:	/s/ Ellen R. Romano
Ellen R. Romano SVP, Human Resources

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS TRANSITION AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO THIS TRANSITION AGREEMENT.

Date Signed: March 31, 2014	/s/ Donald R. Maier
Donald R. Maier

APPENDIX A

RELEASE

In further consideration of the Severance Benefits provided to Donald R. Maier (“Executive”) pursuant to Section 2 of the Transition Agreement dated March 31, 2014 by and between Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company”) and Executive (the “Agreement”), Executive waives and releases any and all claims arising on or before the date of Executive’s execution of this Release, whether or not now known, that Executive has or might have against the Company, its parents, subsidiaries, affiliated companies, predecessors and assigns, and all of their past and present officers, directors, employees, agents, successors, and assigns (collectively “Releasees”), subject only to the exceptions identified below as “Claims Not Being Waived.” These waived and released claims include but are not limited to the following:

a.	any and all claims arising from or relating to Executive’s recruitment, hire, employment, terms and conditions of employment, and termination of employment with the Company;

b.	any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

c.

any and all claims of unlawful discrimination (including but not limited to claims of age discrimination), harassment and retaliation under any applicable federal, state and/or local laws and regulations, any and all claims of violations of any federal, state and local law relating to recruitment, hiring, employment, terms and conditions of employment, and termination of employment, and any and all claims of violations of any other federal, state and local laws, including but not limited to the Pennsylvania Human Relations Act, as amended, 43 P.S. § 951-963; Pennsylvania Equal Pay Law, as amended, 43 P.S. § 336.1 et seq.; Pennsylvania Wage Payment and Collection Law, as amended, 43 P.S. § 260.3; Pennsylvania Wage Complaint: Retaliation, as amended, 43 P.S. § 955; the Indiana Civil Rights Law, as amended, Ind. Code §§ 22-9-1-1 et seq.; Indiana Age Discrimination Law, Ind. Code §§ 22-9-2-1 et seq.; Indiana Employment Discrimination Against Disabled Persons Law, Ind. Code §§ 22-9-5-1 et seq.; Indiana Equal Pay Law (equal pay provisions of the Indiana Minimum Wage Law of 1965), as amended, Ind. Code § 22-2-2-4; Military Leave and Re-Employment Rights, Ind. Code § 10-16-7-1 et seq. & 10-17-4-1 et seq.; False Claims and Whistleblower Protection, Ind. Code §§ 5-11-5.5-1 et seq.; Indiana Minimum Wage Law, Ind. Code §§ 22-2-2-1 to 22-2-12-4; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq.; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621 et seq.; the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. §§ 621, 623, 626, and 630; the Americans With Disabilities Act (“ADA”), 42 U.S.C.

§12101 et seq.; the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq.; the Equal Pay Act, 29 U.S.C. § 206; the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq.; and any claims for retaliation under any such laws; any common law claims now or hereafter recognized and all claims for counsel fees and costs; and

d.	any and all claims for monetary damages and any other form of personal recovery or relief, including claims for costs, expenses, and attorneys’ fees; and any right to bring, maintain, or participate in a class, collective, or representative action against the Releasees to the maximum extent permitted by law.

This release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

Claims Not Being Waived. The only claims not waived and released by Executive as described above are those involving:

a.	unemployment and/or state disability benefits pursuant to the terms of applicable state law;

b.	any benefit entitlements that are vested as of the Separation Date (as defined in the Agreement) pursuant to the terms of a Company-sponsored benefit plan governed by ERISA;

c.	any claim that, by operation of law, cannot under any circumstances be waived

d.	any rights to payments under Section 2 of the Transition Agreement; and

e.	Executive’s right to be indemnified, defended, and held harmless with respect to his service to the Company under any indemnification provision applicable generally to past or present directors and officers of the Company, including under the Certificate of Incorporation or By-laws of the Company, under any director and officer insurance policy, or as provided by law.

Consideration and Revocation Periods and Effective Date. The parties acknowledge and agree as follows:

a.	Executive has been given twenty-one calendar days after the date he receives this Agreement (“21-day Consideration Period”) to review and consider whether or not to sign this Agreement. The parties agree that changes in this Agreement, whether material or immaterial, do not restart the running of the 21-day Consideration Period.

b.

During a period of seven calendar days after the date Executive signs this Agreement (“7-day Revocation Period”), Executive may revoke this Agreement by providing written notice of his revocation to the Company by hand delivery, overnight service, fax or e-mail transmission, during the 7-day Revocation Period, using the contact information for the Company set forth below. If this Agreement is revoked during the 7-Day Revocation Period, this Agreement shall be null and void and the Company shall have no obligation to pay the severance payments contemplated herein.

c.	This Agreement will not become binding and enforceable until the eighth day after the date Executive has signed and returned it to the Company, provided that Executive has not revoked this Agreement during the 7-day Revocation Period.

Consultation with Attorney. The Company hereby advises Executive in writing to consult with an attorney prior to signing this Agreement.

Acceptance of Agreement and Notice to the Company. Executive can enter into this Agreement, on or before the last date of the 21-day Consideration Period, by signing this Agreement and returning the original signed Agreement to the Company by hand delivery, overnight service, email or fax at the following address and directed to the person identified below (in the case of return by overnight service, the signed Agreement will be considered timely if it is received one day following the final day of the 21-day Consideration Period). The parties agree that an electronic signature signifies Executive’s intent to be bound. Any notice of revocation must be provided to the Company in writing by hand delivery, overnight service, email or fax, on or before the last day of the 7-day Revocation Period, and directed to the person identified below (any notice of revocation will be considered timely if it is received one day following the final day of the 7-day Revocation Period):

Ellen R. Romano

SVP, Human Resources

If this Agreement is not signed by Executive and delivered to the Company by the date one day after the 21-day Consideration Period, or if this Agreement is revoked by Executive within the 7-day Revocation Period, this Agreement shall be null and void and the Company shall have no obligation to pay any amounts under this Agreement.

Right to Review and Revocation. Executive shall have 21 days to review and consider this Release following the Separation Date and seven days following execution of this Release to revoke it.

Severability. If the waiver and release of claims under the ADEA set forth in this Release is held invalid, unenforceable, or otherwise illegal, the parties agree that the waiver and release of any and all other claims set forth in this Release shall remain valid and enforceable to the fullest extent permitted by law.

Incorporation by Reference. The provisions of Sections 8 through 17 of the Agreement are hereby incorporated by reference herein and any references therein to “Agreement” shall include this Release, as applicable.

PLEASE READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO THIS RELEASE.

EXECUTIVE REPRESENTS AND AGREES THAT HE HAS SIGNED AND RETURNED THIS AGREEMENT NO EARLIER THAN EXECUTIVE’S SEPARATION DATE.

The undersigned hereby executes this Release as of

Donald R. Maier	Date